Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
As of and for the Year ended December 31, 2011

The following notes relate to the unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2011:

(a)
To reflect the total consideration paid in the transaction, which included $350,000 in cash and 172,840 shares of common stock of IMI valued at $77,778 based upon the closing price of our common stock on February 29, 2012, of $0.45 per share.

(b)	To eliminate ICS’s equity.
(c)
To reflect the excess purchase price paid over the identifiable assets acquired, net of liabilities assumed, to intangible assets based on the preliminary provisional allocation of the purchase price, resulting in identifiable assets (primarily customer lists of approximately $355,000 and goodwill of approximately $350,000).

(d)	To record the non-controlling 40% interest of ICS.
(e)	To reflect amortization of the identifiable intangible assets.
(f)	To reflect the pro forma weighted average number of common shares outstanding based upon actual shares issued at closing.